As filed with the Securities and Exchange Commission on March 19, 2008
Securities Act File No. 333-143532

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM N-14

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Pre-Effective Amendment No. 1

 Post-Effective Amendment No. 2

(Check appropriate box or boxes)

BLACKROCK LARGE CAP SERIES FUNDS, INC.
(Exact Name of Registrant as Specified in Charter)

100 Bellevue Parkway
Wilmington, Delaware 19809
(Address of Principal Executive Office)

Registrant’s Telephone Number, including Area Code 1-800-441-7762

Donald C. Burke
BlackRock Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536
Mailing Address: P.O. Box 9011
Princeton, New Jersey 08543-9011
(Name and Address of Agent for Service)

_________________

Copies to:

Frank P. Bruno, Esq. Sidley Austin llp 787 Seventh Avenue New York, New York 10019-6018	Howard B. Surloff, Esq. BlackRock Advisors, LLC 100 Bellevue Parkway Wilmington, Delaware 19809

No filing fee is required because of reliance on Section 24(f) of the Investment Company Act of 1940.

Master Large Cap Series LLC has also executed this Registration Statement.

      This Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-14 (File No. 333-143532) (the "N-14 Registration Statement") consists of the following:

      (1)   Facing Sheet of this Registration Statement

      (2)   Part C of this Registration Statement (including signature page).

      Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on July 19, 2007 contained in Pre-Effective Amendment No. 1 to the Fund's N-14 Registration Statement.

      This Post-Effective Amendment No. 2 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin llp, counsel for the Registrant, as Exhibit 12 to the N-14 Registration Statement. The tax opinion relates to the reorganization of BlackRock Investment Trust Portfolio, a portfolio of BlackRock FundsSM, into BlackRock Large Cap Core Fund, a series of BlackRock Large Cap Series Funds, Inc.

PART C

OTHER INFORMATION

Item 15. Indemnification

        Reference is made to Article V of the Registrant’s Articles of Incorporation, Article VI of the Registrant’s By-Laws, Section 2-418 of the Maryland General Corporation Law and Section 9 of the Distribution Agreements.

        Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the “1940 Act”) may be concerned, Article VI of the Registrant’s By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt by the advance, or (c) a majority of a quorum of the Registrant’s disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

        In Section 9 of the Distribution Agreements relating to the securities being offered hereby, the Registrant agrees to indemnify the Distributors and each person, if any, who controls the Distributors within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit Number			Description
1	(a)	—	Articles of Incorporation of the Registrant, filed October 20, 1999.(a)
	(b)	—	Articles Supplementary Classifying Shares of Authorized Capital Stock and Creating an Additional Class of Common Stock dated December 9, 2002.(b)
	(c)	—	Articles of Amendment to Articles of Incorporation of the Registrant, dated March 21, 2003, redesignating certain classes of common stock.(c)
	(d)	—	Form of Articles Supplementary.(d)
	(e)	—	Form of Articles of Amendment Reclassifying Shares of Authorized Capital Stock.(k)
	(f)	—	Form of Articles of Amendment changing the name of the Corporation to BlackRock Large Cap Series Funds, Inc.(k)
	(g)	—	Form of Articles Supplementary to Articles of Incorporation Increasing the Authorized Capital Stock and Reclassifying Shares of Authorized Common Stock.(o)
	(h)	—	Form of Articles Supplementary to Articles of Incorporation Increasing the Authorized Capital Stock and Reclassifying Shares of Authorized Common Stock.(p)
	(i)	—
Certificate of Correction to the Articles Supplementary to Articles of Incorporation increasing the Authorized Capital Stock of the Corporation and Reclassifying Shares of Authorized Capital Stock. (l)

	(j)	—	Form of Articles Supplementary.(l)
2		—	Amended and Restated By-Laws of the Registrant, dated April 14, 2003.(c)
3		—	Not applicable.
4		—
Form of Agreement and Plan of Reorganization by and between the Registrant, on behalf of BlackRock Large Cap Core Fund (“Large Cap Core Fund”), Master Large Cap Series LLC, on behalf of Master Large Cap Core Portfolio, and BlackRock Funds, on behalf of BlackRock Investment Trust (“Investment Trust”), a series of BlackRock Funds (included as Appendix B to the Proxy Statement and Prospectus included in Pre-Effective Amendment No. 1 to this Registration Statement).

5		—	Portions of the Articles of Incorporation and By-Laws of the Registrant defining the rights of holders of shares of Common Stock of the Registrant.(e)
6		—	Form of Fee Waiver/Expense Reimbursement Agreement.(n)
7	(a)	—	Form of Unified Distribution Agreement between the Registrant and FAM Distributors, Inc. (“FAMD”).(f)
	(b)	—	Form of Unified Distribution Agreement between the Registrant and BlackRock Distributors, Inc.(g)
8		—	None.
9		—	Form of Custodian Agreement between Registrant and Brown Brothers Harriman & Co.(m)
10	(a)	—	Form of Investor A Distribution Plan.(f)
	(b)	—	Form of Investor B Distribution Plan.(f)
	(c)	—	Form of Investor C Distribution Plan.(f)
	(d)	—	Form of Class R Distribution Plan.(f)
	(e)	—	Form of Service Shares Distribution Plan.(h)
11		—	Opinion of Miles & Stockbridge P.C., counsel to the Registrant.(n)
12		—	Tax opinion of Sidley Austin llp, tax counsel for the Registrant and Large Cap Core Fund.*
13	(a)	—	Form of Administration Agreement between the Registrant and BlackRock Advisors, LLC.(h)
	(b)	—	Form of Administrative Services Agreement between Registrant and State Street Bank and Trust Company.(k)
	(c)	—	Form of Unified Transfer Agency Agreement between the Registrant and PFPC Inc.(j)
14	(a)	—	Consent of Deloitte & Touche, LLP, independent registered public accounting firm for Large Cap Core Fund.(n)
	(b)	—	Consent of Deloitte & Touche, LLP, independent registered public accounting firm for Investment Trust.(q)
15		—	None.
16		—	None.
17	(a)	—
Prospectus and Statement of Additional Information of the Registrant, each dated February 23, 2007 (incorporated by reference to Post-Effective Amendment No. 11 to the Registration on Form N-1A of BlackRock Large Cap Series Funds,

Inc. (File No. 333-89389), filed on February 23, 2007).
(b)	—
Prospectus for Investor Class Shares, Prospectus for Institutional Shares, Prospectus for Service Shares of BlackRock Funds, dated January 31, 2007 (incorporated by reference to Post-Effective Amendment No. 102 to the Registration Statement on Form N-1A of BlackRock Funds (File No. 33-26305), filed on January 29, 2007) and Statement of Additional Information of BlackRock Funds dated January 31, 2007 (incorporated by reference to Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A of BlackRock Funds (File No. 33-26305) filed on May 31, 2007).

(c)	—
Annual Report to Shareholders of Large Cap Core Fund for the year ended October 31, 2006 (incorporated by reference to the Certified Shareholder Report on Form N-CSR of BlackRock Large Cap Series Funds, Inc. filed January 10, 2007).

(d)	—
Semi-Annual Report to Shareholders of Large Cap Core Fund for the six months ended April 30, 2007 (incorporated by reference to the Certified Shareholder Report, Semi-Annual on Form N-CSRS of BlackRock Large Cap Series Funds, Inc., filed on July 5, 2007).

(e)	—
Annual Report to Shareholders of Investment Trust for the year ended September 30, 2006 (incorporated by reference to the Certified Shareholder Report on Form N-CSR of BlackRock Funds, filed on December 8, 2006).

(f)	—
Semi-Annual Report to Shareholders of Investment Trust for the six months ended March 31, 2007 (incorporated by reference to the Certified Shareholder Report, Semi-Annual on Form N-CSRS of BlackRock Funds II, filed on June 6, 2007).

(g)	—	Form of Proxy.(n)

*	Filed herewith.

(a)	Filed on October 20, 1999 as an Exhibit to the Registrant’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (File No. 333-89389) (the “Registration Statement”).

(b)	Filed on December 31, 2002 as an Exhibit to Post-Effective Amendment No. 4 to the Registration Statement.

(c)	Filed on February 27, 2004 as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement.

(d)
Incorporated by reference to an Exhibit to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-133899), filed on June 15, 2006.

(e)
Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and Article IX of the Registrant’s Articles of Incorporation, as amended, filed as Exhibit (1), to the Registration Statement, and to Article II, Article III (sections 1, 3, 5, 6 and 17), Article VI, Article VII, Article XII, Article XIII and Article XIV of the Registrant’s Amended and Restated By-Laws filed as Exhibit (2) to the Registration Statement.

(f)	Incorporated by reference to an Exhibit to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on September 15, 2006.

(g)	Incorporated by reference to an Exhibit to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329), filed on July 21, 2006.

(h)	Filed on September 22, 2006 as an Exhibit to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement.

(i)
Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001.

(j)
Incorporated by reference to Exhibit 8(b) to Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of BlackRock Variable Series Funds, Inc. (File No. 2-74452) filed on April 23, 2007.

(k)	Filed on September 22, 2006 as an Exhibit to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement.

(l)	Filed on July 2, 2007 as an Exhibit to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement.

(m)	Filed on December 22, 1999 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.

(n)	Filed on July 19, 2007 as an Exhibit to Pre-Effective Amendment No. 1 to this Registration Statement on Form N-14.

(o)	Filed on April 19, 2007 as an Exhibit to Post-Effective Amendment No. 12 to the Registration Statement

(p)	Filed on May 25, 2007 as an Exhibit to Post-Effective Amendment No. 13 to the Registration Statement.

(q)	Filed on July 23, 2007 as an Exhibit to Post-Effective Amendment No. 1 to the Registration Statement.

Item 17. Undertakings

        (1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

        (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
                   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, and State of New York, on the 18th day of March, 2008.

BlackRock Large Cap Series Funds, Inc.

By:	/s/ Donald C. Burke
(Donald C. Burke, President and Chief Executive Officer)

           Each person whose signature appears below hereby authorizes Denis R. Molleur, Donald C. Burke and Edward Baer, or any of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendments to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

           As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald C. Burke	President and Chief Executive Officer	March 18, 2008
(Donald C. Burke)	(Principal Executive Officer)
/s/ Neal J. Andrews	Chief Financial Officer	March 18, 2008
(Neal J. Andrews)	(Principal Financial and Accounting Officer)
/s/ David O. Beim	Director	March 17, 2008
(David O. Beim)
/s/ Ronald W. Forbes	Director	March 18, 2008
(Ronald W. Forbes)
/s/ Dr. Matina Horner	Director	March 18, 2008
(Dr. Matina Horner)
/s/ Rodney D. Johnson	Director	March 18, 2008
(Rodney D. Johnson)
/s/ Herbert I. London	Director	March 18, 2008
(Herbert I. London)
/s/ Cynthia A. Montgomery	Director	March 18, 2008
(Cynthia A. Montgomery)
/s/ Joseph P. Platt, Jr.	Director	March 18, 2008
(Joseph P. Platt, Jr.)
/s/ Robert C. Robb, Jr.	Director	March 18, 2008
(Robert C. Robb, Jr.)

/s/ Toby Rosenblatt	Director	March 18, 2008
(Toby Rosenblatt)
/s/ Kenneth L. Urish	Director	March 18, 2008
(Kenneth L. Urish)
/s/ Frederick W. Winter	Director	March 18, 2008
(Frederick W. Winter)
/s/ Richard S. Davis	Director	March 18, 2008
(Richard S. Davis)
/s/ Henry Gabbay	Director	March 18, 2008
(Henry Gabbay)

Master Large Cap Series LLC has duly caused this Registration Statement of BlackRock Large Cap Series Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, and State of New York, on the 18th day of March, 2008.

Master Large Cap Series LLC

By:	/s/ Donald C. Burke
(Donald C. Burke, President and Chief Executive Officer)

Each person whose signature appears below hereby authorizes Denis R. Molleur, Donald C. Burke and Edward Baer, or any of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendments to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald C. Burke	President and Chief Executive Officer	March 18, 2008
(Donald C. Burke)	(Principal Executive Officer)
/s/ Neal J. Andrews	Chief Financial Officer	March 18, 2008
(Neal J. Andrews)	(Principal Financial and Accounting Officer)
/s/ David O. Beim	Director	March 17, 2008
(David O. Beim)
/s/ Ronald W. Forbes	Director	March 18, 2008
(Ronald W. Forbes)
/s/ Dr. Matina Horner	Director	March 18, 2008
(Dr. Matina Horner)
/s/ Rodney D. Johnson	Director	March 18, 2008
(Rodney D. Johnson)
/s/ Herbert I. London	Director	March 18, 2008
(Herbert I. London)
/s/ Cynthia A. Montgomery	Director	March 18, 2008
(Cynthia A. Montgomery)
/s/ Joseph P. Platt, Jr.	Director	March 18, 2008
(Joseph P. Platt, Jr.)
/s/ Robert C. Robb, Jr.	Director	March 18, 2008
(Robert C. Robb, Jr.)
/s/ Toby Rosenblatt	Director	March 18, 2008
(Toby Rosenblatt)

/s/ Kenneth L. Urish	Director	March 18, 2008
(Kenneth L. Urish)
/s/ Frederick W. Winter	Director	March 18, 2008
(Frederick W. Winter)
/s/ Richard S. Davis	Director	March 18, 2008
(Richard S. Davis)
/s/ Henry Gabbay	Director	March 18, 2008
(Henry Gabbay)

EXHIBIT INDEX

Exhibit Number		Description
12	—	Tax opinion of Sidley Austin llp, tax counsel for the Registrant and Large Cap Core Fund.